EXHIBIT 99.1

PRESS RELEASE

Company Contact:	Investor Relations Contact:
Senesco Technologies, Inc. Joel Brooks Chief Financial Officer jbrooks@senesco.com (732) 296-8400	FD Brian Ritchie brian.ritchie@fd.com 212-850-5600

Senesco Technologies Reports Fiscal Year 2009 Financial Results

NEW BRUNSWICK, N.J. (September 29, 2009) - Senesco Technologies, Inc. ("Senesco" or the "Company") (NYSE Amex: SNT) reported financial results for the fiscal year ended June 30, 2009 (“Fiscal 2009”).

Net loss for Fiscal 2009 was $5.7 million, or $0.30 per share, compared with a net loss of $4.6 million, or $0.26 per share, for the fiscal year ended June 30, 2008 (“Fiscal 2008”).  The increase in net loss was primarily the result of an increase of approximately $0.6 million in human health research and development expenses related to the development of the Company’s multiple myeloma therapy, SNS-01, and an increase of approximately $0.6 million in non-cash expenses associated with the outstanding convertible notes that were issued during Fiscal 2008.

Fiscal 2009 and Recent Highlights

•
Senesco announced results of efficacy, toxicological and dose-finding studies in mice for its multiple myeloma drug candidate, SNS-01.  The results of these studies indicated a maximum tolerated dose for SNS-01 of 2-4 times higher than the proposed efficacious dose level.

•
Senesco entered into separate funding agreements, totalling $1.7 million, with Partlet Holdings Ltd., certain members of Senesco’s Board of Directors and certain accredited investors, including Cato Holding Company, which is the venture capital affiliate of Cato Research Ltd., a global contract research and development organization currently assisting Senesco with its SNS-01 development program, with the emphasis on initiating a Phase I clinical trial for multiple myeloma.

•
Dr. Harlan W. Waksal, M.D., co-founder of ImClone Systems Incorporated, became Chairman of Senesco’s Board of Directors; Mr. Warren J Isabelle, CFA, founder and principal of Ironwood Investment Management L.L.C., was appointed to the Board of Directors.

•
Senesco reported results of H1N1 mouse influenza survival studies.  Mice treated with an siRNA against Senesco’s Factor 5A gene had a 52% survival rate, as opposed to a 14% survival rate for mice that received no treatment or a control siRNA.

•	Data from Senesco’s multiple myeloma-focused preclinical studies were presented at the 2008 Annual Meeting of the American Society of Hematology and at the American Society of Gene Therapy.

Bruce Galton, President and Chief Executive Officer of the Company, said, “We have continued to build Senesco by generating additional preclinical data in multiple myeloma for SNS-01, closing additional funding and adding Harlan W. Waksal, M.D. and Warren W. Isabelle, CFA to our Board.  Our primary focus continues to be working towards the filing of an Investigational New Drug application for SNS-01.”

Revenue of $275,000 for Fiscal 2009 consisted of milestone payments in connection with certain agricultural license agreements.  During Fiscal 2008, the Company reported revenue in the amount of $456,667, which consisted of initial fees and milestone payments related to Senesco’s agricultural development and license agreements.

Research and development expenses during Fiscal 2009 were $2.4 million, compared with $1.8 million during Fiscal 2008, an increase of approximately 33%.  This increase resulted primarily from the expansion of Senesco’s human health programs; specifically the Company’s multiple myeloma project, which was partially offset by a decrease in the cost of Senesco’s research agreement with the University of Waterloo.  The Company expects research and development expenses to continue to increase as it expands its research activities, particularly in the area of multiple myeloma.

General and administrative expenses were $2.2 million during Fiscal 2009, compared with $2.3 million during Fiscal 2008, a decrease of about 4%.  This slight decrease was primarily due to a decreases in stock-based compensation, and investor relations expense. This decrease was partially offset by increases in professional fees, depreciation and amortization and other general and administrative expenses.

At June 30, 2009, Senesco had cash and investments of $1.4 million, and working capital of $1.3 million.  In addition, upon the closing of its private equity financing on July 9, 2009, the Company received aggregate net proceeds of approximately $900,000.  We believe that at the projected rate of spending and with the proceeds from the private placement completed in July 2009 and the proceeds from the proposed private placement pending NYSE Amex approval, we should have sufficient cash and investments to maintain our present operations for the next six (6) months, as of June 30, 2009.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ.  Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine.  Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain inflammatory and ischemic diseases.  Senesco takes its name from the scientific term for the aging of plant cells: senescence.  Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress.  The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence.  Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company's license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, the Company’s ability to comply with the continued listing standards of the AMEX, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC").  As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

(tables to follow)

SENESCO TECHNOLOGIES, INC. ANDSUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended June 30,
	2009	2008	2007
Statement of Operations Data:
Revenue	$275	$457	$300
Operating expenses:
General and administrative	2,206	2,291	2,413
Research and development	2,354	1,765	1,208
Total operating expenses	4,560	4,056	3,621
Loss from operations	(4,285)	(3,599)	(3,321)
Amortization of debt discount and
financing costs	(478)	(668)	-
Interest expense – convertible notes	(1,007)	(434)	-
Interest income, net	43	100	69
Net loss	$(5,727)	$(4,601)	$(3,252)
Basic and diluted net loss per
common share	$(.30)	$(.26)	$(.19)
Basic and diluted weighted average
number of common shares outstanding	18,888	17,660	16,917

Balance Sheet Data:
Cash, cash equivalents and investments	$1,431	$6,176	$658
Working capital	1,259	5,673	259
Total assets	7,122	10,643	3,322
Accumulated deficit	(35,950)	(30,223)	(25,622)
Total stockholders’ equity	5,668	9,836	2,690